Exhibit 3.29
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
WS HOLDINGS LLC
          AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”), dated as of June _____, 2003, by Travel Transaction Processing Corporation, a Delaware corporation, the foregoing being the sole member (the “Member”) of WS Holdings LLC, a Delaware limited liability company (the “Company”).
          WHEREAS, the Member desires (i) to form a Delaware limited liability company under the name “WS Holdings LLC” pursuant to the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et seq, as in effect from time to time (the “Act”), and (ii) to enter into this Agreement to set forth and establish its rights, duties and obligations.
          NOW, THEREFORE, the Member, intending to be legally bound, agrees as follows:
     Section 1. Formation; Original LLC Agreement. The Company was organized as a Delaware limited liability company on March 6, 2003 by the filing of a certificate of formation (the “Certificate”) with the Office of the Secretary of the State of Delaware under and pursuant to the Act signed by an “authorized person” within the meaning of the Act. On March 6, 2003, the Member entered into a Limited Liability Company Operating Agreement (the “Original LLC Agreement”) concerning the Company. This Agreement is intended to amend and restate the Original LLC Agreement.
     Section 2. Term. The term of the Company began upon the acceptance of the Certificate of Formation by the office of the Delaware Secretary of State. The Company shall have perpetual existence unless sooner terminated by the Member.
     Section 3. Name. The name of the Company shall be “WS Holdings LLC” or such other name or names as the Member may from time to time designate; provided, that the name shall always contain the words “Limited Liability Company,” “L.L.C.” or “LLC.”
     Section 4. Purpose. The Company is organized for any lawful business purpose or activity which may be conducted by a limited liability company under the Act.
     Section 5. Management. The Company shall be managed and the conduct of its business will be controlled by the Member. The Company shall have such officers as the Member shall determine from time to time. The Member hereby designates Joseph M. Silvestri to serve as the president of the Company, to serve in that capacity at the pleasure of the Member.
     Section 6. Distributions. All distributions of cash or other property, in liquidation or otherwise, shall be made by the Company to the Member.

     Section 7. Certificate of Membership Interest. The membership interests in the Company shall be evidenced by certificates in the form of Exhibit A hereto, and each such certificate shall be executed by an Officer of the Member on behalf of the Company. On the date hereof, a certificate is being issued to Travel Transaction Processing Corporation, evidencing a 100% membership interest in the Company. The Company shall maintain books for the purpose of registering the transfer of membership interests. A transfer of membership interests in the Company shall be effected by the Company’s registering the transfer upon delivery of an endorsed certificate representing the membership interests being transferred.
     Section 8. Opt-in to UCC Article 8. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Each certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in WS Holdings LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction.” This provision shall not be amended, and any purported amendment to this provision, shall be null and void.
     Section 9. Governing Law; Severability. This Agreement shall be construed in accordance with the laws of the State of Delaware. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     IN WITNESS WHEREOF, the Member has caused this Agreement to be signed as of the date first above written.

TRAVEL TRANSACTION PROCESSING CORPORATION
By:	/s/ Rakesh Gangwal
	Name:	Rakesh Gangwal
	Title:	President and Chief Executive Officer

EXHIBIT A
CERTIFICATE FOR
WS HOLDINGS LLC
     THESE MEMBERSHIP INTERESTS MAY NOT BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SHALL BE IN EFFECT WITH REGARD THERETO, OR UNLESS AN OPINION OF LEGAL COUNSEL SHALL BE DELIVERED TO THE COMPANY IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH DISPOSITION WOULD NOT CONSTITUTE A VIOLATION OF ANY RELEVANT FEDERAL OR STATE SECURITIES LAWS. THIS CERTIFICATE AND THE MEMBERSHIP INTERESTS REPRESENTED THEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY. THE COMPANY WILL FURNISH A COPY OF SAID AGREEMENT TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE THEREFOR.

Certificate Number 1	100% of Interests
     WS HOLDINGS LLC, a Delaware limited liability company (the “Company”), hereby certifies that TRAVEL TRANSACTION PROCESSING CORPORATION (the “Holder”) is the registered owner of a 100% membership interest in the Company (the “Interests”). THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE INTERESTS ARE SET FORTH IN, AND THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF, THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF JUNE 30, 2003, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (THE “AGREEMENT”). THE TRANSFER OF THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose of registering the transfer of Interests.
     This certificate evidences an interest in WS Holdings LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction.
     This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

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     IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by TRAVEL TRANSACTION PROCESSING CORPORATION as of the date set forth below.

Dated:

Name:
Title:

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